Exhibit 99.1

Universal Hospital Services, Inc. Announces Completion of its Exchange Offer for its 7.625% Second Lien Senior Secured Notes

Minneapolis, Minn. (January 17, 2013) — Universal Hospital Services, Inc. (“UHS”) today announced that it has completed its previously announced offer to exchange (the “Exchange Offer”) up to $425 million in aggregate principal amount of its 7.625% second lien senior secured notes due in 2020 (the “Initial Notes”) not registered under the Securities Act of 1933, as amended (the “Securities Act”) for an equal aggregate principal amount of its registered 7.625% second lien senior secured notes due in 2020 (the “New Notes”). The Exchange Offer expired at 5:00 p.m. New York City time, on January 11, 2013. All of the Initial Notes were submitted for exchange, and the Company has accepted for exchange all the Initial Notes validly tendered and not withdrawn pursuant to the Exchange Offer.

The Exchange Offer was made pursuant to a Registration Rights Agreement entered into by the Company when it originally issued the Initial Notes on August 7, 2012. As the Company issued the Initial Notes in a private placement transaction, the Initial Notes were subject to transfer restrictions. The purpose of the Exchange Offer was to allow holders of the Initial Notes to exchange their notes for New Notes that did not have these restrictions.

The terms of the New Notes issued in the Exchange Offer are substantially the same as the terms of the Initial Notes, except that the New Notes are registered under the Securities Act, have no transfer restrictions under the federal securities laws, no registration rights and no rights to additional interest.

This announcement does not constitute an offer to purchase or a solicitation of an offer to sell securities. The Exchange Offer was made only pursuant to a prospectus and the related letter of transmittal and only to such persons and in such jurisdictions as is permitted under applicable law.

About Universal Hospital Services, Inc.

Universal Hospital Services, Inc. is a leading nationwide provider of medical equipment management and service solutions to the health care industry. UHS manages more than 688,000 pieces of medical equipment for over 8,740 clients in all 50 states. For more than 70 years, UHS has delivered management and service solutions that help clients reduce costs, increase operating efficiencies, improve caregiver satisfaction and support optimal patient outcomes.

Universal Hospital Services, Inc.

6625 West 78th Street, Suite 300

Minneapolis, Minnesota 55439

952-893-3200

www.uhs.com

Safe Harbor for Forward-Looking and Cautionary Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties that may be described from time to time in UHS filings with the Securities and Exchange Commission. Factors which could materially affect such forward-looking statements are described in such filings. Readers are cautioned not to place undue reliance on the forward-looking statements contained herein, which speak only as of the date hereof. UHS undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.

Contacts

Universal Hospital Services, Inc.

Susan Wolf, 952-607-3109

Vice President Finance and Treasurer